Exhibit 4.18

EXECUTION VERSION

€200,000,000

FACILITY AGREEMENT

dated     September 2005

for

MOBIFON S.A.

with

BANK AUSTRIA CREDITANSTALT AG

CITIBANK, N.A.

COMMERZBANK AKTIENGESELLSCHAFT

ING BANK N.V.

AND

RAIFFEISEN ZENTRALBANK ÖSTERREICH AG

acting as Mandated Lead Arrangers

and

ING BANK N.V., LONDON BRANCH

acting as Agent

Ref: SRYT/STMS

CONTENTS

CLAUSE

SECTION 1
INTERPRETATION
1.	Definitions and interpretation
SECTION 2
THE FACILITY
2.	The Facility
3.	Purpose
4.	Conditions of Utilisation
SECTION 3
UTILISATION
5.	Utilisation
SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment
7.	Prepayment and cancellation
SECTION 5
COSTS OF UTILISATION
8.	Interest
9.	Interest Periods
10.	Changes to the calculation of interest
11.	Fees
SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross up and indemnities
13.	Increased costs
14.	Other indemnities
15.	Mitigation by the Lenders
16.	Costs and expenses
SECTION 7
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
17.	Representations
18.	Information undertakings
19.	Financial covenants
20.	General undertakings
21.	Events of Default
SECTION 8
CHANGES TO PARTIES
22.	Changes to the Lenders
23.	Changes to the Borrower
SECTION 9
THE FINANCE PARTIES
24.	Role of the Agent and the Arranger
25.	Conduct of business by the Finance Parties
26.	Sharing among the Finance Parties

(i)

SECTION 10
ADMINISTRATION
27.	Payment mechanics
28.	Set-off
29.	Notices
30.	Calculations and certificates
31.	Partial invalidity
32.	Remedies and waivers
33.	Amendments and waivers
34.	Counterparts
SECTION 11
GOVERNING LAW AND ENFORCEMENT
35.	Governing law
36.	Enforcement

THE SCHEDULES
SCHEDULE

SCHEDULE 1 The Original Lenders
SCHEDULE 2 Conditions precedent
SCHEDULE 3 Requests
SCHEDULE 4 Mandatory Cost Formula
SCHEDULE 5 Form of Transfer Certificate
SCHEDULE 6 Form of Compliance Certificate
SCHEDULE 7 Timetables

(ii)

THIS AGREEMENT is dated     September 2005 and made between:

(1)                            MOBIFON S.A. registered under number J40/9852/1996 with the Bucharest Trade Registry Office and with Unique Code of Registration number 8971726 (the “Borrower”);

(2)                            BANK AUSTRIA CREDITANSTALT AG, CITIBANK, N.A., COMMERZBANK AKTIENGESELLSCHAFT, ING BANK N.V. AND RAIFFEISEN ZENTRALBANK ÖSTERREICH AG as mandated lead arrangers (whether acting individually or together the “Arranger”);

(3)                            THE FINANCIAL INSTITUTIONS listed in Schedule 1 as lenders (the “Original Lenders”); and

(4)                            ING BANK N.V., LONDON BRANCH as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.                                       DEFINITIONS AND INTERPRETATION

1.1                                 Definitions

In this Agreement:

“Accounting Quarter” means each period of three calendar months ending on 31 March, 30 June, 30 September and 31 December in any financial year of the Borrower.

“Accounting Principles” means US GAAP or, at the option of the Borrower, in accordance with Clause 18.3(b) (Requirements as to financial statements), IFRS.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Annualised EBITDA” has the meaning given to it in Clause 19 (Financial covenants).

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means the period from and including the date of this Agreement to and including the date which is the earlier of 45 days after the date of this Agreement and the Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Commitment.

“Break Costs” means the amount (if any) by which:

(a)                                  the interest (excluding the Margin and any Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or Unpaid Sum to the last day of the current Interest Period of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                                 the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Bucharest and (in relation to any date for payment or purchase of euro) which is a TARGET Day.

“Commitment” means:

(a)                                  in relation to an Original Lender, the amount in euro set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred to it under this Agreement; and

(b)                                 in relation to any other Lender, the amount in euro of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate).

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Borrower and the Agent.

“Default” means an Event of Default or any event or circumstance specified in Clause 21 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“EURIBOR” means, in relation to the Loan:

(a)                                  the applicable Screen Rate; or

(b)                                 (if no Screen Rate is available for the Interest Period of the Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the Loan.

“euro” or “€” means the single currency unit of the Participating Member States.

“Event of Default” means any event or circumstance specified as such in Clause 21 (Events of Default).

“Existing Debt” means the Financial Indebtedness (including any break costs or any other costs relating to its repayment or refinancing) arising under the Existing Loan Agreements.

“Existing Loan Agreements” means:

(a)                                  the loan agreement dated 27 August 2002 between the Borrower and the European Bank for Reconstruction and Development;

(b)                                 the loan agreement dated 27 August 2002 between the Borrower and Export Development Canada; and

(c)                                  the loan agreement dated 27 August 2002 between the Borrower and Nordic Investment Bank,

in each case as amended from time to time.

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Borrower (or the Agent and the Borrower) setting out any of the fees referred to in Clause 11 (Fees).

“Finance Document” means this Agreement, any Fee Letter and any other document designated as such by the Agent and the Borrower.

“Finance Party” means the Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)                                  moneys borrowed;

(b)                                 any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)                                  any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)                                 the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)                                  the amount of any liability in respect of any purchase price for assets or services the payment of which is deferred for a period in excess of 120 days where the deferral of such price is either (i) used primarily as a method of raising credit or (ii) not made in the ordinary course of business;

(f)                                    any amount of any liability under an advance or deferred purchase agreement if (i) one of the primary reasons behind the entry into this agreement is to raise finance and (ii) this agreement is entered into otherwise than in the ordinary course of business;

(g)                                 receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis and on arm’s length terms);

(h)                                 any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(i)                                     any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account which, for the avoidance of doubt, may be an addition to or subtraction from the amount of Financial Indebtedness;

(j)                                     shares which are expressed to be mandatorily redeemable;

(k)                                  any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(l)                                     the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above,

in each case, without double counting and excluding any Shareholder Debt that has been subordinated on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders).

“Group” means the Borrower and its Subsidiaries for the time being.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards issued by the International Accounting Standards Board (as amended, supplemented or re-issued from time to time).

“Interconnect Agreements” means:

(a)                                  the interconnection agreement dated 6 August 1997 between the Borrower and S.C. Romtelecom S.A.;

(b)                                 the interconnection agreement dated 1 July 2004 between the Borrower and S.C. Orange Romania S.A.; and

(c)                                  the interconnection agreement dated 1 July 2004 between the Borrower and Telemobil S.A.,

in each case as amended or supplemented from time to time, including any replacements of the same.

“Information Package” means the document in the form approved by the Borrower which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger to selected financial institutions before the date of this Agreement.

“Interest Period” means, in relation to the Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“Lender” means:

(a)                                  any Original Lender; and

(b)                                 any bank or financial institution which has become a Party in accordance with Clause 22 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

“Licenses” means the following:

(a)                                  Standard Authorisation for electronic communications networks and services providers registered by NRAC under number 15769/17.06.2005;

(b)                                 Numbering Licence number 1.6/18.03.2005; and

(c)                                  the National Spectrum Licenses,

in each case as amended or supplemented from time to time, including any replacements of the same.

“LMA” means the Loan Market Association.

“Loan” means the loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“Majority Lenders” means:

(a)                                  prior to the Utilisation, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)                                 at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 66 2/3% of the Loan then outstanding.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means:

(a)                                  (subject to paragraph (b) below) 0.60 per cent. per annum; and

(b)                                 at any time when the Borrower has notified the Agent in writing that:

(i)                                     the sovereign, foreign currency credit rating of Romania has been rated BBB- or higher by Standard & Poor’s; and

(ii)                                  the ratio of Net Financial Indebtedness on the most recent Relevant Date to Annualised EBITDA for the Relevant Period ending on that Relevant Date is less than 1.00:1.00, the Margin shall be 0.50 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on:

(a)                                  the financial condition, business or operations of the Borrower;

(b)                                 the ability of the Borrower to perform any of its payment obligations under the Finance Documents; or

(c)                                  the validity, legality or enforceability of any Finance Document.

“Material Agreements” means:

(a)                                  Borrower’s Contract of Association and Statutes;

(b)                                 the Licenses; and

(c)                                  the Interconnect Agreements.

“Moody’s” means Moody’s Investors Service Limited or any successor to its rating business.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)                                  if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day; and

(b)                                 if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month.

The above rules will only apply to the last Month of any period.

“National Spectrum Licenses” means:

(a)                                  the GSM 900/GSM 1800 Licence in relation to (i) 62 national channels for GSM 900 within 935-960/890-915 MHz and (ii) 18 channels for GSM 1800 within 1805-1880/1710-1785 MHz, which expires on 31 December 2011;

(b)                                 the 3G Licence in relation to one 5 MHz channel of paired spectrum 2165-2170/1975-1980 MHz which expires on 31 March 2020;

(c)                                  the PMP 3.5 GHz Licence in relation to 3431-3438/3531-3538 2X7MHz which expires on 30 September 2013;

(d)                                 the PMP 3.5 MHz Licence in relation to 3424-3431/3524-3531 2X7MHz which expires on 30 September 2013; and

(e)                                  the PMP 26 GHz Licence in relation to 2x 112 MHz channel which expires on 28 June 2014,

each granted to the Borrower by the Ministry of Communications and Information Technology.

“Net Financial Indebtedness” has the meaning given to it in Clause 19 (Financial covenants).

“Network” means the mobile telephony network operated by the Borrower in Romania.

“Original Financial Statements” means the audited consolidated financial statements of the Group for the calendar year ended 31 December 2004.

“Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two TARGET Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means in relation to EURIBOR and Mandatory Cost, the principal offices in London of Citibank N.A., ING Bank N.V. and Commerzbank Aktiengesellschaft or such other banks as may be appointed by the Agent in consultation with the Borrower.

“Relevant Interbank Market” means the European interbank market.

“Relevant Date” has the meaning given to if in Clause 19 (Financial covenants).

“Relevant Period” has the meaning given to it in Clause 19 (Financial covenants).

“Repayment Dates” means each of the dates specified in Clause 6 (Repayment).

“Repayment Instalment” means each instalment for repayment of the Loan specified in Clause 6.1 (Repayment of Loan).

“Repeating Representations” means each of the representations set out in Clauses 17.1 (Status), 17.2 (Binding obligations), 17.3 (Non-conflict with other obligations), 17.4 (Power and authority), paragraph (a) of 17.5 (Validity and admissibility in evidence), 17.6 (Governing law and enforcement), 17.9 (No Event of Default), 17.13 (No proceedings pending or threatened) and 17.17 (Material Agreements).

“Screen Rate” means the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Shareholder Debt” means any Financial Indebtedness of the Borrower to any of its shareholders (or any of their Affiliates).

“Specified Time” means a time determined in accordance with Schedule 7 (Timetables).

“Sponsor” means Vodafone Group Plc.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or any successor to its rating business.

“Subsidiary” means, with respect to any entity, any other entity over 50 per cent. of whose share capital is owned, directly or indirectly, by such entity or which is otherwise controlled by such entity (and, for this purpose, control means the power to manage and direct the other entity, whether through the ownership of share capital, contract or otherwise).

“TARGET” means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

“TARGET Day” means any day on which TARGET is open for the settlement of payments in euro.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Termination Date” means 31 August 2010.

“Total Commitments” means the aggregate of the Commitments, being €200,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

“Transfer Date” means, in relation to a transfer, the later of:

(a)                                  the proposed Transfer Date specified in the Transfer Certificate; and

(b)                                 the date on which the Agent executes the Transfer Certificate.

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“US GAAP” means generally accepted accounting principles, standards and practices in the United States of America.

“Utilisation” means the utilisation of the Facility.

“Utilisation Date” means the date of the Utilisation, being the date on which the Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“VAT” means value added tax and any other Tax of a similar nature.

1.2                                 Construction

(a)                                  Unless a contrary indication appears, any reference in this Agreement to:

(i)                                     the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, the “Borrower” or any “Party”  shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)                                  “assets” includes present and future properties, revenues and rights of every description;

(iii)                               a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(iv)                              “indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)                                 a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(vi)                              a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, is generally complied with by the persons to whom it is addressed or applied) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)                           a provision of law is a reference to that provision as amended or re-enacted; and

(viii)                        a time of day is a reference to London time.

(b)                                 Section, Clause and Schedule headings are for ease of reference only.

(c)                                  Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)                                 A Default or an Event of Default is “continuing” if it has not been remedied or waived.

1.3                                 Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITY

2.                                       THE FACILITY

2.1                                 The Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in euro in an aggregate amount equal to the Total Commitments.

2.2                                 Finance Parties’ rights and obligations

(a)                                  The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)                                 The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from the Borrower shall be a separate and independent debt.

(c)                                  A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.                                       PURPOSE

3.1                                 Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards refinancing Existing Debt and/or its general corporate purposes.

3.2                                 Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.                                       CONDITIONS OF UTILISATION

4.1                                 Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably). The Agent shall notify the Borrower and the Lenders promptly upon being so satisfied.

4.2                                 Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)                                  no Default is continuing or would result from the proposed Loan; and

(b)                                 the Repeating Representations to be made by the Borrower are true in all material respects.

4.3                                 Maximum number of Loans

Only one Loan may be borrowed under the Facility.

SECTION 3

UTILISATION

5.                                       UTILISATION

5.1                                 Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2                                 Completion of a Utilisation Request

A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(a)                                  the proposed Utilisation Date is a Business Day within the Availability Period;

(b)                                 the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(c)                                  the proposed Interest Period complies with Clause 9 (Interest Periods); and

(d)                                 it specifies the account and bank (which must be in the principal financial centre of a Participating Member State, Bucharest or London, in which banks are open for general business on that day) to which the proceeds of the Utilisation are to be credited.

5.3                                 Currency and amount

(a)                                  The currency specified in a Utilisation Request must be euro.

(b)                                 The amount of the proposed Loan must be less than or equal to the Available Facility.

5.4                                 Lenders’ participation

(a)                                  If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loan available by the Utilisation Date through its Facility Office.

(b)                                 The amount of each Lender’s participation in the Loan will be equal to the proportion borne by its Commitment to the Available Facility immediately prior to making the Loan.

(c)                                  The Agent shall notify each Lender of the amount of the Loan and the amount of its participation in that Loan by the Specified Time.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.                                       REPAYMENT

6.1                                 Repayment of Loan

The Borrower shall repay the Loan in instalments by repaying on each Repayment Date an amount which reduces the outstanding amount of the Loan by an amount equal to the relevant percentage of the amount of the Loan as at the Utilisation Date as set out in the table below:

Repayment Date	Repayment Instalment
31 August 2006	11%
28 February 2007	11%
31 August 2007	11%
29 February 2008	11%
31 August 2008	11%
28 February 2009	11%
31 August 2009	11%
28 February 2010	11%
Termination Date	12%
Total	100%

7.                                       PREPAYMENT AND CANCELLATION

7.1                                 Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan:

(a)                                  that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)                                 upon the Agent notifying the Borrower, the Commitment of that Lender will be immediately cancelled; and

(c)                                  the Borrower shall repay that Lender’s participation in the Loan on the last day of the Interest Period for the Loan occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                                 Change of control

(a)                                  If a Change of Control occurs:

(i)                                     the Borrower shall promptly notify the Agent upon becoming aware of that event; and

(ii)                                  if the Majority Lenders so require, the Agent shall, by not less than 30 days’ notice to the Borrower, cancel the Total Commitments and declare the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Total Commitments will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)                                 No notice may be given to the Borrower under paragraph (a) above more than 90 days after the Borrower has notified the Agent of the Change of Control.

(c)                                  a “Change of Control” will occur if:

(i)                                     the Sponsor or a Replacement Sponsor ceases to hold, whether directly or indirectly through any person, beneficially more than 50 per cent. of the ordinary share capital and voting rights of the Borrower; or

(ii)                                  any person or group of persons acting in concert (other than a person or group who has or gains control of the Sponsor or a Replacement Sponsor) gains control of the Borrower.

(d)                                 For the purposes of paragraph (b) above:

(i)                                     a “Replacement Sponsor” means an international telecommunications company which, at the time the Sponsor ceases to hold more than 50 per cent. of the ordinary share capital and voting rights of the Borrower, has a long-term unsecured debt rating with Moody’s or Standard & Poor’s of at least Baa1 or BBB+ respectively;

(ii)                                  “control” means the power to manage and direct the Borrower through the ownership of share capital, contract or otherwise; and

(iii)                               “acting in concert” has the meaning given in the City Code on Takeovers and Mergers.

7.3                                 Voluntary prepayment of Loan

(a)                                  After the last day of the Availability Period, the Borrower may, if it gives the Agent not less than 10 days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, being an amount that reduces the Loan by a minimum amount of €5,000,000 and integral multiples of €1,000,000).

(b)                                 Any amounts prepaid under this Clause 7.3 shall be applied against the scheduled Repayment Instalments in the order nominated by the Borrower.

7.4                                 Right of repayment and cancellation in relation to a single Lender

(a)                                  If:

(i)                                     any sum payable to any Lender by the Borrower is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)                                  any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13 (Increased costs),

the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loan.

(b)                                 On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)                                  On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender’s participation in that Loan.

7.5                                 Restrictions

(a)                                  Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)                                 Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)                                  The Borrower may not reborrow any part of the Facility which is prepaid.

(d)                                 The Borrower shall not repay or prepay all or any part of the Loan or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)                                  No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)                                    If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Borrower or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.                                       INTEREST

8.1                                 Calculation of interest

The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                                  Margin;

(b)                                 EURIBOR; and

(c)                                  Mandatory Cost, if any.

8.2                                 Payment of interest

The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3                                 Default interest

(a)                                  If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 2 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably).  Any interest accruing under this Clause 8.3 shall be immediately payable by the Borrower on demand by the Agent.

(b)                                 If any overdue amount consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan:

(i)                                     the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan; and

(ii)                                  the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 2 per cent and the rate which would have applied if the overdue amount had not become due.

(c)                                  Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                                 Notification of rates of interest

The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.                                       INTEREST PERIODS

9.1                                 Selection of Interest Periods

(a)                                  The Borrower may select an Interest Period for the Loan in the Utilisation Request for the Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)                                 Each Selection Notice for the Loan is irrevocable and must be delivered to the Agent by the Borrower not later than the Specified Time.

(c)                                  If the Borrower fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)                                 Subject to this Clause 9, the Borrower may select an Interest Period of 1 week or 1, 2, 3 or 6 Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Lenders).

(e)                                  An Interest Period for the Loan shall not extend beyond the next Repayment Date.

(f)                                    Each Interest Period for the Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)                                 Prior to the earlier to occur of:

(i)                                     the completion of syndication of the Facility (as notified by the Arranger to the Borrower); and

(ii)                                  the date that is 90 days from the date of this Agreement (the “Initial Period”),

Interest Periods shall be no more than 1 month.

(h)                                 During the Initial Period the Borrower may select, with the agreement of the Agent, an Interest Period of any duration (provided that it is one month or less):

(i)                                     ending on the date on which the completion of syndication is to occur; or

(ii)                                  ending on a Repayment Date.

9.2                                 Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.                                 CHANGES TO THE CALCULATION OF INTEREST

10.1                           Absence of quotations

Subject to Clause 10.2 (Market disruption), if EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2                           Market disruption

(a)                                  If a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the rate per annum which is the sum of:

(i)                                     the Margin;

(ii)                                  the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)                               the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)                                 In this Agreement “Market Disruption Event” means:

(i)                                     at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine EURIBOR for euro for the relevant Interest Period; or

(ii)                                  before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 50 per cent. of the Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of EURIBOR.

10.3                           Alternative basis of interest or funding

(a)                                  If a Market Disruption Event occurs and the Agent or the Borrower so requires, the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)                                 Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

10.4                           Break Costs

(a)                                  The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of the Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(b)                                 Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.                                 FEES

11.1                           Arrangement fee

The Borrower shall pay to the Agent for the account of the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2                           Agency fee

The Borrower shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.                                 TAX GROSS UP AND INDEMNITIES

12.1                           Definitions

(a)                                  In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Qualifying Lender” means:

(i)                                     a Lender resident in Romania for Tax purposes under the laws of Romania; or

(ii)                                  a Treaty Lender.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by the Borrower to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

“Treaty Lender” means a Lender which:

(i)                                     is treated as a resident of a Treaty State for the purposes of the Treaty;

(ii)                                  does not carry on a business in Romania through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and

(iii)                               has complied with its obligations under paragraph (g) of Clause 12.2 (Tax gross-up).

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Romania which makes provision for full exemption from tax imposed by Romania on interest.

(b)                                 Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2                           Tax gross-up

(a)                                  The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 The Borrower shall promptly upon becoming aware that the Borrower must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the Borrower.

(c)                                  If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 The Borrower is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction from a payment of interest on the Loan, if on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                  If the Borrower is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                 A Treaty Lender and the Borrower shall co-operate in a timely manner in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.3                           Tax indemnity

(a)                                  The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)                                 Paragraph (a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Finance Party:

(A)                              under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)                                under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)                                  to the extent a loss, liability or cost:

(A)                              is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

(B)                                would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (d) of Clause 12.2 (Tax gross-up) applied.

(c)                                  A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(d)                                 A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4                           Tax Credit

If the Borrower makes a Tax Payment and the relevant Finance Party determines that:

(a)                                  a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)                                 that Finance Party has obtained, utilised and retained that Tax Credit on an affiliated group basis,

the Finance Party shall pay an amount to the Borrower which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5                           Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, stamp duty land tax, registration and other similar Taxes payable in respect of any Finance Document.

12.6                           Value added tax

(a)                                  All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply, and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)                                 If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), the Relevant Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)                                  Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all

VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

13.                                 INCREASED COSTS

13.1                           Increased costs

(a)                                  Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)                                 In this Agreement “Increased Costs” means:

(i)                                     a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)                                  an additional or increased cost; or

(iii)                               a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2                           Increased cost claims

(a)                                  A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent within three Business Days of becoming aware of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(b)                                 Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3                           Exceptions

(a)                                  Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)                                     attributable to a Tax Deduction required by law to be made by the Borrower;

(ii)                                  compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)                               compensated for by the payment of the Mandatory Cost;

(iv)                              attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)                                 attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of it’s Affiliates); or

(vi)                              was incurred in respect of any day more than six months before the first date on which it was reasonably practicable to notify the Borrower thereof (except in the case of any retrospective change).

(b)                                 In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.                                 OTHER INDEMNITIES

14.1                           Currency indemnity

(a)                                  If any sum due from the Borrower under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)                                     making or filing a claim or proof against the Borrower;

(ii)                                  obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)                                 The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2                           Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability reasonably incurred by that Finance Party as a result of:

(a)                                  the occurrence of any Event of Default;

(b)                                 a failure by the Borrower to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 26 (Sharing among the Finance Parties);

(c)                                  funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(d)                                 the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

14.3                           Indemnity to the Agent

The Borrower shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)                                  investigating any event which it reasonably believes is a Default; or

(b)                                 acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

15.                                 MITIGATION BY THE LENDERS

15.1                           Mitigation

(a)                                  Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)                                 Paragraph (a) above does not in any way limit the obligations of the Borrower under the Finance Documents.

15.2                           Limitation of liability

(a)                                  The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)                                 A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.                                 COSTS AND EXPENSES

16.1                           Transaction expenses

The Borrower shall promptly on demand pay the Agent and the Arranger the amount of all costs and expenses (including legal fees) reasonably incurred by any of them (up to the maximum amounts, if any, agreed by the Borrower) in connection with the negotiation, preparation, printing, execution and syndication of:

(a)                                  this Agreement and any other documents referred to in this Agreement; and

(b)                                 any other Finance Documents executed after the date of this Agreement.

16.2                           Amendment costs

If (a) the Borrower requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 27.9 (Change of currency), the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3                           Enforcement costs

The Borrower shall, within three Business Days of demand, pay to the Agent for the account of any relevant Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

17.                                 REPRESENTATIONS

The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1                           Status

(a)                                  It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)                                 It has the power and authority to own its assets and carry on its business as it is being conducted.

17.2                           Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) legal, valid, binding and enforceable obligations.

17.3                           Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)                                  any law or regulation applicable to it;

(b)                                 its constitutional documents; or

(c)                                  any agreement or instrument binding upon it or any of its assets or constitute a default or termination event (however described), in each case to the extent that it would reasonably be expected to have a Material Adverse Effect.

17.4                           Power and authority

(a)                                  It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents and the Material Agreements and the transactions contemplated by those Finance Documents and the Material Agreements.

(b)                                 It is acting on its own account in entering into this Agreement.

17.5                           Validity and admissibility in evidence

All Authorisations required or desirable:

(a)                                  and all acts, conditions and things required to be done, fulfilled and performed to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents; and

(b)                                 to make the Finance Documents admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

17.6                           Governing law and enforcement

(a)                                  The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)                                 Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation, subject to the observance of applicable Romanian law requirements.

17.7                           No Security

Other than any Security permitted pursuant to this Agreement:

(a)                                  no Security exists over any of its assets; and

(b)                                 the entry into and performance by it of, and the transactions contemplated by, the Finance Documents or the Material Agreements do not and will not result in the existence of, or oblige it to create any security over any of its assets.

17.8                           No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents, other than fees payable in respect of the certification of translations into Romanian of the Finance Documents.

17.9                           No Event of Default

(a)                                  No Event of Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(b)                                 No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would reasonably be expected to have a Material Adverse Effect.

17.10                     No misleading information

(a)                                  Any factual information provided by the Borrower and contained within the Information Package was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)                                 All written factual information provided by the Borrower to the Arranger or the Agent was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(c)                                  Nothing has occurred or been omitted from the Information Package and no information has been given or withheld that results in:

(i)                                     the information referred to in paragraph (a) or (b) above being untrue or misleading in any material respect;

(ii)                                  any financial projection or forecast in the Information Package being untrue or misleading in any material respect; or

(iii)                               any assumption or ground on which any financial projection or forecast in the Information Package is based being unreasonable.

(d)                                 Any financial projection or forecast contained in the Information Package has been prepared on the basis of recent historical information and on the basis of assumptions believed by the Borrower to be reasonable.

17.11                     Financial statements

(a)                                  Its Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)                                 Its Original Financial Statements fairly represent its, and its consolidated, financial condition and operations as at the end of and for that calendar year.

(c)                                  There has been no material adverse change in its business or financial condition or operations (or the business or consolidated financial condition or operations of the Group) since 31 December 2004.

17.12                     Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.13                     No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are reasonably likely to be adversely determined and, which, if so determined, would reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it.

17.14                     Solvency

It is not subject to any insolvency, bankruptcy, receivership or similar proceedings.

17.15                     Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

17.16                     Taxation

(a)                                  It is not (and none of its Subsidiaries is) materially overdue in the filing of any Tax returns and it is not (and none of its Subsidiaries is) overdue in the payment of any amount in respect of Tax.

(b)                                 No claims or investigations are being, or are reasonably likely to be, made or conducted against it (or any of its Subsidiaries) with respect to Taxes such that a liability of, or claim against, any member of the Group is reasonably likely to arise and, if it did arise, would reasonably be expected to have a Material Adverse Effect.

(c)                                  It is resident for tax purposes only in Romania.

17.17                     Material Agreements

The Material Agreements are in full force and effect and have not been breached by it or (to its best knowledge) any other party to such Material Agreements, in each case where such breach would reasonably be expected to have a Material Adverse Effect..

17.18                     Repetition

The Repeating Representations are deemed to be made by the Borrower by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period.

18.                                 INFORMATION UNDERTAKINGS

The undertakings in this Clause 18 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.1                           Financial statements

The Borrower shall supply to the Agent in sufficient copies for all the Lenders:

(a)                                  as soon as the same become available, but in any event within 140 days after the end of each of its financial years its annual audited stand-alone and (if applicable) consolidated financial statements for that financial year; and

(b)                                 as soon as the same become available, but in any event within 60 days after the end of each of its Accounting Quarters, its unaudited stand-alone and (if applicable) consolidated quarterly management statements for that Accounting Quarter.

18.2                           Compliance Certificate

(a)                                  The Borrower shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 18.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 19 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)                                 Each Compliance Certificate shall be signed by the Chief Financial Officer or Chief Executive Officer of the Borrower.

18.3                           Requirements as to financial statements

(a)                                  Each set of financial statements delivered by the Borrower pursuant to Clause 18.1 (Financial statements) shall be certified by a senior officer of the Borrower as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)                                 The Borrower shall procure that each set of financial statements delivered pursuant to Clause 18.1 (Financial statements) is prepared using the Accounting Principles.

(c)                                  The Borrower may elect to change the Accounting Principles used in the preparation of its financial statements from US GAAP to IFRS (but, may not then change back to using US GAAP without the consent of the Majority Lenders).

(d)                                 The Borrower must notify the Agent of any material change to the manner in which its financial statements are prepared, other than a change due to an election made under paragraph (c) above.

(e)                                  If the Borrower elects to change the Accounting Principles pursuant to paragraph (c) above or the Borrower notifies the Agent in accordance with paragraph (d) above, it shall, in relation to the first set of financial statements delivered to the Agent pursuant to Clause 18.1 (Financial statements) after such change, deliver to the Agent:

(i)                                     a description of any change necessary for those financial statements to reflect the Accounting Principles and reference periods upon which the Original Financial Statements were prepared; and

(ii)                                  sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 19 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(f)                                    If the Borrower notifies the Agent of a change in accordance with paragraph (c) or (d) above, the Borrower and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change.  To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement.  If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

18.4                           Information: miscellaneous

The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)                                  as soon as the same become available, but in any event within 30 days of the start of each of its financial years, a budget and cashflow forecast for the Borrower for that financial year;

(b)                                 all documents dispatched by the Borrower to its creditors generally (as a class) at the same time as they are dispatched;

(c)                                  promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which would, if adversely determined, have a Material Adverse Effect; and

(d)                                 promptly, such further information regarding the financial condition, business and operations of the Borrower as any Finance Party (through the Agent) may reasonably request (except to the extent the Borrower is prohibited from doing so by any law, regulation or duty of confidentiality binding on it in which case the Borrower shall upon request supply the Agent with information regarding the reasons for not being able to comply with this sub-clause 18.4 (d)).

18.5                           Notification of Event of Default

(a)                                  The Borrower shall notify the Agent of any Event of Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)                                 Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by one of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

18.6                           Use of websites

(a)                                  The Borrower may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto a secure electronic website designated by the Borrower and the Agent (the “Designated Website”) if:

(i)                                     the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)                                  both the Borrower and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)                               the information is in a format previously agreed between the Borrower and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Borrower accordingly and the Borrower shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form.  In any event the Borrower shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)                                 The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrower and the Agent.

(c)                                  The Borrower shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)                                     the Designated Website cannot be accessed due to technical failure;

(ii)                                  the password specifications for the Designated Website change;

(iii)                               any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)                              any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)                                 the Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrower notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Borrower under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)                                 Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website.  The Borrower shall comply with any such request within ten Business Days.

18.7                           “Know your customer” checks

(a)                                  The Borrower shall supply to the Agent, as soon as reasonably practicable upon request, such further publicly available information required to comply with “know your customer” or similar identification procedures in the possession or control of any member of the Group, as the Agent may reasonably request (and in sufficient copies for all the Lenders, if the Agent so requests).

(b)                                 Unless prohibited by law, each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

18.8                           Inspection of books and records

The Borrower shall:

(a)                                  keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)                                 permit any Finance Party or any of its representatives, at reasonable times and intervals in each calendar year and in circumstances when any Finance Party believes that a Default has occurred or might reasonably be expected to occur, and upon reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors.

19.                                 FINANCIAL COVENANTS

19.1                           Financial condition

(a)                                  Subject to paragraph (b) below, the Borrower shall ensure that the ratio of Net Financial Indebtedness on each Relevant Date to Annualised EBITDA for the Relevant Period ended on that Relevant Date will not exceed 1.50:1.00.

(b)                                 The Borrower may cure any actual or anticipated breach of the covenant in paragraph (a) above in respect of any Relevant Date by procuring a provision of additional shareholder funding in the form of equity or subordinated Shareholder Debt (such funding referred to as “Curative Equity”) provided that:

(i)                                     the Curative Equity must be provided no later than ten Business Days after the Borrower provides the financial statements and Compliance Certificate in respect of that Relevant Date;

(ii)                                  Curative Equity may not be provided in respect of an actual or potential breach of the covenant in paragraph (a) above more than twice in any one calendar year, or more than four times in total;

(iii)                               each payment of Curative Equity must be in a minimum amount (in the aggregate of Curative Equity provided at that time by way of equity and/or Shareholder Debt) of €5,000,000;

(iv)                              the Borrower shall not pay interest on any subordinated Shareholder Debt that comprises Curative Equity until such time as it has provided to the Agent financial statements and a Compliance Certificate in respect of a subsequent Relevant Date confirming that it is in compliance with the covenant in paragraph (a) above without relying on any Curative Equity; and

(v)                                 any Curative Equity that has been provided as Shareholder Debt shall be subordinated on terms reasonably satisfactory to the Agent (acting on the instructions of the Majority Lenders).

(c)                                  For purposes of determining compliance with this Clause 19.1, the amount of any Curative Equity permitted hereunder shall be included as a positive number in the determination of Annualised EBITDA for the Relevant Period.

(d)                                 For so long as the Borrower shall have the rights conferred to it under paragraph (b) above, the relevant breach of the covenant in paragraph (a) above shall not constitute a Default.

19.2                           Financial covenant calculations

(a)                                  Net Financial Indebtedness and Annualised EBITDA shall be calculated and interpreted on a consolidated basis in accordance with the Accounting Principles.

(b)                                 Net Financial Indebtedness and Annualised EBITDA shall be determined (except as needed to reflect this Clause 19) from the financial statements of the Group and Compliance Certificates delivered under Clause 18.1 (Financial Statements) and Clause 18.2 (Compliance Certificate).

19.3                           Definitions

In this Clause 19.3:

“Annualised EBITDA” means, in relation to any Relevant Period, net income or loss, excluding gains or losses from extraordinary items for that Relevant Period, plus the sum of:

(a)                                  provisions for income taxes;

(b)                                 net interest expense;

(c)                                  depreciation and amortization;

(d)                                 net foreign exchange gains or losses;

(e)                                  all deferred financing costs written off and premiums paid in connection with any early redemption of debt; and

(f)                                    any item classified as an extraordinary, unusual or nonrecurring loss or charge.

“Net Financial Indebtedness” means all Financial Indebtedness of the Borrower less cash (or cash equivalent investments).

“Relevant Date” means the last date of an Accounting Quarter.

“Relevant Period” means each period of four consecutive Accounting Quarters ending on a Relevant Date.

20.                                 GENERAL UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1                           Authorisations

The Borrower shall promptly:

(a)                                  obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)                                 supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality,

validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

20.2                           Compliance with laws

The Borrower shall:

(a)                                  comply in all respects with all laws to which it may be subject; and

(b)                                 obtain, comply with and maintain in full force and effect, any Authorisation required under any law or negotiation of its jurisdiction of incorporation,

in each case, if failure to do so would reasonably be expected to have a Material Adverse Effect.

20.3                           Negative pledge

(a)                                  The Borrower shall not (and shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)                                 The Borrower shall not (and shall ensure that no other member of the Group will):

(i)                                     sell, transfer or otherwise dispose of any of its assets to any person who is not a member of the Group on terms whereby they are or may be leased to or re-acquired by it or any other member of the Group;

(ii)                                  sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)                               enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                              enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)                                  Paragraphs (a) and (b) above do not apply to:

(i)                                     any contractual set-off arrangements in the ordinary course of business (including any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances);

(ii)                                  any lien arising by operation of law and in the ordinary course of business;

(iii)                               any lien arising in connection with any retention of title arrangements entered into by any member of the Group in the ordinary course of business in respect of property delivered but not fully paid for;

(iv)                              any Security over or affecting any asset acquired by a member of the Group after the date of this Agreement if:

(A)                              the Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)                                the principal amount secured has not been increased in contemplation of or since the acquisition of that asset by a member of the Group; and

(C)                                the Security is removed or discharged within 6 months of the date of acquisition of such asset;

(v)                                 any Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security is created prior to the date on which that company becomes a member of the Group, if:

(A)                              the Security was not created in contemplation of the acquisition of that company;

(B)                                the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)                                the Security is removed or discharged within 6 months of that company becoming a member of the Group;

(vi)                              any Security created pursuant to any Finance Document;

(vii)                           any Security created for any Existing Debt, provided that such Security is discharged within 45 days of the Utilisation Date; or

(viii)                        any Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security given by any member of the Group other than any permitted under paragraphs (i) to (vii) above) does not exceed €20,000,000 (or its equivalent in another currency or currencies).

20.4                           Disposals

(a)                                  The Borrower shall not (and shall ensure that no other member of the Group will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)                                 Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)                                     made in the ordinary course of trading of the disposing entity;

(ii)                                  of assets in exchange for other assets comparable or superior as to type, value and quality (or where the net proceeds of disposal are to be reinvested in such other assets within 90 days of their receipt);

(iii)                               of redundant or obsolete assets;

(iv)                              of cash (where such disposal is not otherwise prohibited under the Finance Documents); or

(v)                                 where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal, other than any permitted under paragraphs (i) to (iv) above) does not exceed €50,000,000 (or its equivalent in another currency or currencies) in aggregate.

20.5                           Merger

The Borrower shall not (and shall ensure that no other member of the Group will) enter into any amalgamation, demerger, merger or corporate reconstruction, except with the consent of all Lenders.

20.6                           Change of business

The Borrower shall procure that no substantial change is made to the general nature of the business of the Borrower from that carried on at the date of this Agreement.

20.7                           Restriction on distributions

The Borrower shall not pay any dividend or other payment or distribution of any kind on or in respect of its shares or pay any principal, interest or other amounts on or in respect of Shareholder Debt if a Default has occurred and is continuing or would result from making such payment.

20.8                           Other Financial Indebtedness

(a)                                  The Borrower shall not (and shall ensure that no other member of the Group will) incur or permit to subsist any Financial Indebtedness if a Default has occurred and is continuing or such a Default would result from the incurrence of such Financial Indebtedness.

(b)                                 Paragraph (a) above does not apply to:

(i)                                     Financial Indebtedness under the Finance Documents;

(ii)                                  Financial Indebtedness incurred while no Default was continuing, and the principal amount of which has not been increased while a Default is continuing.

(c)                                  The Borrower shall ensure that all Financial Indebtedness other than under the Finance Documents ranks pari passu with its Financial Indebtedness under the Finance Documents.

20.9                           Licences

The Borrower will comply with the terms of the Licenses in all material respects and shall ensure that (i) it maintains the Licences and any other material licences as are necessary for the Borrower to operate the Network and (ii) such licences will remain valid and in full force and effect.

20.10                     Pari passu ranking

The Borrower shall ensure that all its obligations under the Finance Documents at all times rank at least pari passu with the claims of all its other present and future unsecured and unsubordinated financial creditors, except for obligations mandatorily preferred by law applying to companies generally.

20.11                     Insurance

The Borrower shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies (which may include captive insurance companies of the Sponsor) against those risks, and to the extent, usually insured against in line with good industry practice, to the extent such insurance coverage is available in Romania.

20.12                     Arm’s Length terms

The Borrower shall not enter into any arrangement or contract:

(a)                                  other than in the ordinary course of the telecommunications business; and

(b)                                 on terms less favourable to it than arm’s length terms (and, for the avoidance of doubt, any related party agreement shall be deemed to be arm’s length basis if such terms are substantially similar to the terms of similar agreements within the Sponsor’s group).

20.13                     Hedging

The Borrower shall not enter into any hedging or derivative transaction other than as required for the conduct of the Borrower’s business and not for speculative purposes and as consistent with prudent management of its business.

20.14                     Investments, loans and guarantees

(a)                                  The Borrower shall not (and shall ensure that no other member of the Group will) make any investment in or loan or give any guarantees or indemnities to third parties in excess of €50,000,000.

(b)                                 Paragraph (a) above does not apply to money market investments.

20.15                     Material Agreements

The Borrower shall:

(a)                                  not terminate, amend, or waive any material provision of the Material Agreements if to do so would reasonably be expected to have a Material Adverse Effect; and

(b)                                 maintain its rights under and use reasonable endeavours to enforce all material claims under the Material Agreements.

20.16                     Auditors

The Borrower shall only change its appointed auditors if:

(a)                                  it appoints an international and reputable firm of auditors; or

(b)                                 it receives the prior written consent of the Agent.

20.17                     Environmental matters

(a)                                  The Borrower must ensure that it is in compliance with all Environmental Laws and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect or results in any liability for a Finance Party.

(b)                                 The Borrower must promptly upon becoming aware notify the Agent of:

(i)                                     any Environmental Claim current or, to its knowledge, pending or threatened; or

(ii)                                  any circumstances reasonably likely to result in an Environmental Claim,

which has or, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

(c)                                  For the purposes of paragraphs (a) and (b) above:

“Environmental Approval” means any authorisation required by an Environmental Law.

“Environmental Claim” means any claim against the Borrower by any person in connection with:

(a)                                  a breach, or alleged breach, of an Environmental Law;

(b)                                 any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

(c)                                  any other environmental contamination.

“Environmental Law” means any law or regulation concerning:

(a)                                  the protection of health and safety;

(b)                                 the environment; or

(c)                                  any emission or substance which is capable of causing harm to any living organism or the environment.

21.                                 EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 21 is an Event of Default.

21.1                           Non-payment

The Borrower does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)                                  its failure to pay is caused by administrative or technical error; and

(b)                                 payment is made within three Business Days of its due date.

21.2                           Financial covenants

Subject to Clause 19.1(b) (Financial condition), any requirement of Clause 19 (Financial covenants) is not satisfied.

21.3                           Other obligations

(a)                                  Subject to Clause 21.14 (Remedy), the Borrower does not comply with any provision of the Finance Documents (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants)); or

(b)                                 the Borrower does not comply with any provision of the Material Agreements, where such non-compliance would reasonably be expected to have a Material Adverse Effect.

21.4                           Misrepresentation

Subject to Clause 21.14 (Remedy), any representation or statement made or deemed to be made by the Borrower in the Finance Documents or any other document delivered by or on behalf of the Borrower under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

21.5                           Cross acceleration

(a)                                  Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(b)                                 No Event of Default will occur under this Clause 21.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraph (a) above is less than €20,000,000 (or its equivalent in any other currency or currencies).

21.6                           Insolvency

(a)                                  A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                                 The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                                  A moratorium is declared in respect of any indebtedness of any member of the Group.

(d)                                 Any member of the Group fails to comply with or pay any sum due from it under any material final judgement or any final order made or given by any court of competent jurisdiction if the amount due or payable is in excess of €20,000,000.

21.7                           Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)                                  the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group (other than the Borrower);

(b)                                 a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(c)                                  the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group (other than the Borrower)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets; or

(d)                                 enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction, provided that this Clause 21.7 shall not apply to the extent any relevant proceedings are started by a person other than the Borrower and such proceedings are vacated or discharged within 90 days in the case of proceedings started in Romania only, or 30 days in the case of proceedings started in any other jurisdiction.

21.8                           Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group valued in excess of €20,000,000 and is not discharged within five Business Days.

21.9                           Unlawfulness

It is or becomes unlawful for the Borrower to perform any of its obligations under the Finance Documents.

21.10                     Repudiation

The Borrower repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

21.11                     Cessation of Business

The Borrower ceases to carry on the business which it undertakes at the date of this Agreement, to an extent which would be reasonably likely to have a Material Adverse Effect.

21.12                     Material adverse change

Any event (or any series of events) or circumstances occurs which the Majority Lenders believe is reasonably likely to have a Material Adverse Effect.

21.13                     Nationalisation

By or under the authority of any government:

(a)                                  the management of any member of the Group is wholly or partially displaced or the authority of any member of the Group in the conduct of its business is wholly or partially curtailed; or

(b)                                 all or a majority of the issued shares of any member of the Group or the whole or any part (the book value of which is 10 per cent. or more of the book value of the whole) of its revenues or assets is seized, nationalised, expropriated or compulsorily acquired.

21.14                     Remedy

(a)                                  No event of Default under this Clause 21 (other than those referred to in Clause 21.1 (Non-payment) and Clause 21.2 (Financial covenants) will occur if the failure to comply or circumstances giving rise to the same is capable of remedy and is remedied within 21 days of the Agent giving notice to the borrower or the Borrower becoming aware of the failure to comply.

(b)                                 For the purposes of paragraph (a) above, the events or circumstances referred to in Clause 21.5 (Cross acceleration), Clause 21.6 (Insolvency), Clause 21.7 (Insolvency proceedings), Clause 21.9 (Unlawfulness), Clause 21.11 (Cessation of business) and Clause 21.13 (Nationalisation) shall be deemed to be incapable of remedy.

21.15                     Acceleration

Subject to Clause 21.14 (Remedy), on and at any time after the occurrence of an Event of Default the Agent may, and shall if so directed by the Majority Lenders, by notice to the Borrower:

(a)                                  cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)                                 declare that all or part of the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and

(c)                                  declare that all or part of the Loan be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

SECTION 8

CHANGES TO PARTIES

22.                                 CHANGES TO THE LENDERS

22.1                           Assignments and transfers by the Lenders

Subject to this Clause 22, a Lender (the “Existing Lender”) may:

(a)                                  assign any of its rights; or

(b)                                 transfer by novation any of its rights and obligations,

to another bank or financial institution (the “New Lender”).

22.2                           Conditions of assignment or transfer

(a)                                  The consent of the Borrower is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or an Affiliate of a Lender or an Event of Default is continuing, provided that in any event the New Lender must be a Qualifying Lender.

(b)                                 The consent of the Borrower to an assignment or transfer must not be unreasonably withheld or delayed.  The Borrower will be deemed to have given its consent five Business Days after the Existing Lender has requested it unless consent is expressly refused by the Borrower within that time.

(c)                                  The consent of the Borrower to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)                                 An assignment will only be effective on:

(i)                                     receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)                                  performance by the Agent of all “know your customer” or other checks relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)                                  A transfer will only be effective if the procedure set out in Clause 22.5 (Procedure for transfer) is complied with.

(f)                                    If:

(i)                                     a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)                                  as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(g)                                 Unless the Borrower and the Agent otherwise agree, a transfer of part of a Commitment or the rights and obligations of an Existing Lender under this Agreement must be in a minimum amount of €5,000,000.

22.3                           Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,500.

22.4                           Limitation of responsibility of Existing Lenders

(a)                                  Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)                                     the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                                  the financial condition of the Borrower;

(iii)                               the performance and observance by the Borrower of its obligations under the Finance Documents or any other documents; or

(iv)                              the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                                 Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                                     has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Borrower and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)                                  will continue to make its own independent appraisal of the creditworthiness of the Borrower and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                                  Nothing in any Finance Document obliges an Existing Lender to:

(i)                                     accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 22; or

(ii)                                  support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by the Borrower of its obligations under the Finance Documents or otherwise.

22.5                           Procedure for transfer

(a)                                  Subject to the conditions set out in Clause 22.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender.  The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)                                 The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)                                  On the Transfer Date:

(i)                                     to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents the Borrower and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)                                  the Borrower and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New Lender have assumed and/or acquired the same in place of the Borrower and the Existing Lender;

(iii)                               the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)                              the New Lender shall become a Party as a “Lender”.

22.6                           Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

22.7                           Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)                                  to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)                                 with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or the Borrower; or

(c)                                  to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about the Borrower, the Group and the Finance Documents as that Lender shall consider appropriate for the purpose of that actual or potential assignment, transfer or sub-participation if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.  This Clause supersedes any previous agreement relating to the confidentiality of this information.

23.                                 CHANGES TO THE BORROWER

23.1                           Assignments and transfer by Borrower

The Borrower may not assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

SECTION 9

THE FINANCE PARTIES

24.                                 ROLE OF THE AGENT AND THE ARRANGER

24.1                           Appointment of the Agent

(a)                                  Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                                 Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

24.2                           Duties of the Agent

(a)                                  The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)                                 Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)                                  If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Finance Parties.

(d)                                 If the Agent is aware of the non-payment of any principal, interest or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)                                  The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

24.3                           Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

24.4                           No fiduciary duties

(a)                                  Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)                                 Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

24.5                           Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

24.6                           Rights and discretions of the Agent

(a)                                  The Agent may rely on:

(i)                                     any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)                                  any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)                                 The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)                                     no Default has occurred (unless it has actual knowledge of a Default arising under Clause 21.1 (Non-payment)); and

(ii)                                  any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)                                  The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)                                 The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)                                  The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)                                    Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

24.7                           Majority Lenders’ instructions

(a)                                  Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)                                 Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)                                  The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)                                 In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)                                  The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

24.8                           Responsibility for documentation

Neither the Agent nor the Arranger:

(a)                                  is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, the Borrower or any other person given in or in connection with any Finance Document or the Information Package; or

(b)                                 is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

24.9                           Exclusion of liability

(a)                                  Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)                                 No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)                                  The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                                 Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

24.10                     Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by the Borrower pursuant to a Finance Document).

24.11                     Resignation of the Agent

(a)                                  The Agent may resign and appoint one of its Affiliates resident in a member state of the European Communities as successor by giving notice to the other Finance Parties and the Borrower.

(b)                                 Alternatively the Agent may resign by giving notice to the other Finance Parties and the Borrower, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent.

(c)                                  If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Borrower) may appoint a successor Agent .

(d)                                 The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)                                  The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                                    Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 24.  Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                                 After consultation with the Borrower, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above.  In this event, the Agent shall resign in accordance with paragraph (b) above.

24.12                     Confidentiality

(a)                                  In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)                                 If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

24.13                     Relationship with the Lenders

(a)                                  The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                                 Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

24.14                     Credit appraisal by the Lenders

Without affecting the responsibility of the Borrower for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                                  the financial condition, status and nature of each member of the Group;

(b)                                 the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)                                  whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)                                 the adequacy, accuracy and/or completeness of the Information Package and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

24.15                     Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Borrower) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

24.16                     Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 24.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrower and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

24.17                     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

25.                                 CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)                                  interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                                 oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                                  oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

26.                                 SHARING AMONG THE FINANCE PARTIES

26.1                           Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from the Borrower other than in accordance with Clause 27 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)                                  the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)                                 the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 27 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                                  the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 27.5 (Partial payments).

26.2                           Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the Borrower and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 27.5 (Partial payments).

26.3                           Recovering Finance Party’s rights

(a)                                  On a distribution by the Agent under Clause 26.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)                                 If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the Borrower shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

26.4                           Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                                  each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 26.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)                                 that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the Borrower will be liable to the reimbursing Finance Party for the amount so reimbursed.

26.5                           Exceptions

(a)                                  This Clause 26 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the Borrower.

(b)                                 A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)                                     it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                                  that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 10

ADMINISTRATION

27.                                 PAYMENT MECHANICS

27.1                           Payments to the Agent

(a)                                  On each date on which the Borrower or a Lender is required to make a payment under a Finance Document, the Borrower or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                                 Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

27.2                           Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 27.3 (Distributions to the Borrower) and Clause 27.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

27.3                           Distributions to the Borrower

The Agent may (with the Borrower’s consent or in accordance with Clause 28 (Set-off)) apply any amount received by it for the Borrower in or towards payment (on the date and in the currency and funds of receipt) of any amount due from the Borrower under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

27.4                           Clawback

(a)                                  Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                                 If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

27.5                           Partial payments

(a)                                  If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Agent shall apply that payment towards the obligations of the Borrower under the Finance Documents in the following order:

(i)                                     first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Arranger under the Finance Documents;

(ii)                                  secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)                               thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)                              fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)                                 The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)                                  Paragraphs (a) and (b) above will override any appropriation made by the Borrower.

27.6                           No set-off by the Borrower

All payments to be made by the Borrower under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

27.7                           Business Days

(a)                                  Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                                 During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

27.8                           Currency of account

(a)                                  Subject to paragraphs (b) to (e) below, euro is the currency of account and payment for any sum due from the Borrower under any Finance Document.

(b)                                 A repayment of the Loan or Unpaid Sum or a part of a or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)                                  Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)                                 Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)                                  Any amount expressed to be payable in a currency other than euro shall be paid in that other currency.

27.9                           Change of currency

(a)                                  Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                                     any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrower); and

(ii)                                  any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                                 If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

28.                                 SET-OFF

While an Event of Default is continuing, a Finance Party may set off any matured obligation due from the Borrower under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to the Borrower, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

29.                                 NOTICES

29.1                           Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

29.2                           Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                                  in the case of the Borrower, that identified with its name below;

(b)                                 in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)                                  in the case of the Agent, that identified with its name below,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

29.3                           Delivery

(a)                                  Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)                                     if by way of fax, when received in legible form; or

(ii)                                  if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 29.2 (Addresses), if addressed to that department or officer.

(b)                                 Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)                                  All notices from or to the Borrower shall be sent through the Agent.

29.4                           Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 29.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

29.5                           Electronic communication

(a)                                  Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)                                     agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)                                  notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)                               notify each other of any change to their address or any other such information supplied by them.

(b)                                 Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

29.6                           English language

(a)                                  Any notice given under or in connection with any Finance Document must be in English.

(b)                                 All other documents provided under or in connection with any Finance Document must be:

(i)                                     in English; or

(ii)                                  if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

30.                                 CALCULATIONS AND CERTIFICATES

30.1                           Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

30.2                           Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

30.3                           Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

31.                                 PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

32.                                 REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.  The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

33.                                 AMENDMENTS AND WAIVERS

33.1                           Required consents

(a)                                  Subject to Clause 33.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(b)                                 The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

33.2                           Exceptions

(a)                            An amendment or waiver that has the effect of changing or which relates to:

(i)                                     the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)                                  an extension to the date of payment of any amount under the Finance Documents;

(iii)                               a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)                              an increase in or an extension of any Commitment;

(v)                                 a change to the Borrower other than in accordance with Clause 23 (Changes to the Borrower);

(vi)                              any provision which expressly requires the consent of all the Lenders; or

(vii)                           Clause 2.2 (Finance Parties’ rights and obligations), Clause 22 (Changes to the Lenders), Clause 26 (Sharing among the Finance Parties) or this Clause 33,

shall not be made without the prior consent of all the Lenders.

(b)                                 An amendment or waiver which relates to the rights or obligations of the Agent or the Arranger may not be effected without the consent of the Agent or the Arranger.

34.                                 COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 11

GOVERNING LAW AND ENFORCEMENT

35.                                 GOVERNING LAW

This Agreement is governed by English law.

36.                                 ENFORCEMENT

36.1                           Jurisdiction

(a)                                  The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)                                 The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)                                  This Clause 36.1 is for the benefit of the Finance Parties only.  As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction.  To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

36.2                           Service of process

Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(a)                                  irrevocably appoints Vodafone Group Services Limited (currently of Vodafone House, The Connection, Newbury, Berkshire RG14 2FN, Attention General Counsel) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)                                 agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment
(€)

Bank Austria Creditanstalt AG	40,000,000

Citibank Ireland Financial Services plc	40,000,000

Commerzbank Aktiengesellschaft - pobocka zahranicnej banky, Bratislava	20,000,000

Commerzbank, Aktiengesellschaft - Filiale Düsseldorf	20,000,000

ING Bank N.V. - Bucharest Branch	40,000,000

Raiffeisen Zentralbank Österreich AG	40,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

1.                                       The Borrower

(a)                                  A copy of the constitutional documents of the Borrower.

(b)                                 A copy of a resolution of the board of directors (or equivalent) of the Borrower:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that it execute the Finance Documents;

(ii)                                  authorising a specified person or persons to execute the Finance Documents on its behalf;

(iii)                               authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents; and

(iv)                              approving submission to the shareholders’ meeting.

(c)                                  A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)                                 A copy of a resolution of the shareholders of the Borrower:

(i)                                     approving the terms of, and the transactions contemplated by, the Finance Documents and resolving that the Borrower execute the Finance Documents;

(ii)                                  authorising a specified person or persons to execute the Finance Documents on behalf of the Borrower; and

(iii)                               authorising a specified person or persons, on behalf of the Borrower, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by the Borrower under or in connection with the Finance Documents.

(e)                                  A certificate of the Borrower (signed by a director):

(i)                                     confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Borrower to be exceeded; and

(ii)                                  certifying that each copy document specified in this Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.                                       Legal opinions

(a)                                  A legal opinion of Allen & Overy, legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)                                 A legal opinion of Stoica & Associatii, legal advisers to the Arranger and the Agent in Romania, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.                                       Other documents and evidence

(a)                                  Evidence that any process agent referred to in Clause 36.2 (Service of process), has accepted its appointment.

(b)                                 The Original Financial Statements.

(c)                                  Evidence that the fees, costs and expenses then due from the Borrower pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid on the first Utilisation Date.

(d)                                 Evidence that the Existing Debt will be repaid and the Existing Loan Agreements cancelled on the Utilisation Date.

(e)                                  Copies of each of the Licenses.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:                  MobiFon S.A.

To:                              [            ]

Dated:

Dear Sirs

MobiFon S.A. - €200,000,000 Facility Agreement
dated [                ] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.                                       We wish to borrow the Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3.                                       We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.                                       The proceeds of this Loan should be credited to [account[s]].

5.                                       This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for

MobiFon S.A.

PART II

SELECTION NOTICE

From:                  MobiFon S.A.

To:                              [              ]

Dated:

Dear Sirs

MobiFon S.A. - €200,000,000 Facility Agreement
dated [                ] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.                                       We refer to the current Interest Period of the Loan ending on [                  ].

3.                                       We request that the next Interest Period for the Loan is [                     ].

4.                                       This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

MobiFon S.A.

SCHEDULE 4

MANDATORY COST FORMULA

1.                                       The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.                                       On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.                                       The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in the Loan made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.                                       The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

E x 0.01	per cent. per annum.
300

Where:

E                                         is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.                                       For the purposes of this Schedule:

(a)                                  “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)                                 “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)                                  “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.                                       The resulting figure shall be rounded to four decimal places.

7.                                       If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that

Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.                                       Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)                                  the jurisdiction of its Facility Office; and

(b)                                 any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.                                       The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above.

10.                                 The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.                                 The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.                                 Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.                                 The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:                              [                 ] as Agent

From:                  [                 ] (the “Existing Lender”) and [                 ] (the “New Lender”)

Dated:

MobiFon S.A. - €200,000,000 Facility Agreement
dated [                 ] (the “Agreement”)

1.                                       We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.                                       We refer to Clause 22.5 (Procedure for transfer):

(a)                                  The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 22.5 (Procedure for transfer).

(b)                                 The proposed Transfer Date is [                ].

(c)                                  The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 29.2 (Addresses) are set out in the Schedule.

3.                                       The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 22.4 (Limitation of responsibility of Existing Lenders).

4.                                       The New Lender confirms that it is a Qualifying Lender.

5.                                       This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.                                       This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender ]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [               ].

[to be confirmed]

By:

SCHEDULE 6

FORM OF COMPLIANCE CERTIFICATE

To:	[ ] as Agent

From:	MobiFon S.A.

Dated:

Dear Sirs

MobiFon S.A. - €200,000,000 Facility Agreement
dated [                 ] (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

1.                                       We confirm that the ratio of Net Financial Indebtedness on the Relevant Date to Annualised EBITDA for the Relevant Period was [              ] : 1.00.

2.                                       [We confirm that no Default is continuing.]*

Signed:	Signed:

Director of MobiFon S.A.	Director of MobiFon S.A.

* If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

MobiFon S.A.

SCHEDULE 7

TIMETABLES

“D -   “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D – 4 10:00 a.m.

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	D-4 3:00 p.m.

EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)

The Borrower

MobiFon S.A.

CDG International Center
15, Charles de Gaulle Square
Cod 011857
Bucharest
Romania

Fax: +40 21 302 1455

Attention: Chief Financial Officer

By:

The Arranger

Bank Austria Creditanstalt AG

By:

Citibank, N.A.

By:

Commerzbank Aktiengesellschaft

By:

ING Bank N.V.

By:

Raiffeisen Zentralbank Österreich AG

By:

The Original Lenders

Bank Austria Creditanstalt AG

By:

Citibank Ireland Financial Services plc

By:

Commerzbank Aktiengesellschaft - pobocka zahranicnej banky, Bratislava

By:

Commerzbank Aktiengesellachaft, Filiale Düsseldorf

By:

ING Bank N.V. – Bucharest Branch

By:

Raiffeisen Zentralbank Österreich AG

By:

The Agent

ING Bank N.V., London Branch

Address:	60 London Wall
London EC2M 5TQ
United Kingdom

Fax: +44 207 767 7324

Attention: Craig Baker / Joseph Knight

By: